Exhibit 99.1

DeVry Education Group
Third Quarter 2014 Results Conference Call and Webcast
Thursday, April 24, 2014
5:00 PM ET

OPERATOR:
Good day, and welcome to the Third Quarter 2014 DeVry Education Group Results Conference Call and Webcast.  All participants will be in listen-only mode.  Should you need assistance please signal a conference specialist by pressing the “*” key followed by “0.”  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press “*” then “1” on a touchtone phone, to withdraw your question, please press “*” then “2.”  Please note this event is being recorded.

I would now like to turn the conference over to Ms. Joan Walter, Senior Director of Investor and Media Relations. Please go ahead.

JOAN WALTER:
Thank you, Laura and good afternoon, everyone.  With me today from the DeVry Education Group leadership team are Daniel Hamburger, President and Chief Executive Officer; Tim Wiggins, our Chief Financial Officer; and Pat Unzicker, our Vice President of Finance.

I’d also like to remind you that this conference call contains forward-looking statements with respect to the future performance and financial condition of DeVry Education Group that involves risks and uncertainties.  Various factors could cause actual results to be materially different from any future results expressed or implied.  These factors are discussed under risk factors and elsewhere in our quarterly report and Form 10-K for fiscal year 2013 filed with the SEC and is available on our website at www.devryeducationgroup.com.

DeVry Group disclaims any obligation to update any forward-looking statements made during the call.  Additionally, during the call, we may refer to non-GAAP financial measures, which are intended to supplement but not substitute for our most directly comparable GAAP measures.  Our press release which contains the financial and other quantitative information to be discussed today as well as the reconciliation of non-GAAP to GAAP measures is also available on our website.  Telephone and webcast replays of today’s call are available until May 16th.  To access the replay, please refer to today’s release for information.

And with that, I’ll now turn the call over to Daniel.

DANIEL HAMBURGER:
Thanks Joan.  Thank you all very much for joining us today.  During this quarter, continued strong enrollment in our growing institutions mitigated the challenging environment for DeVry University.  Some of the factors contributing to our results this quarter were including the following.  We delivered solid growth at Chamberlain, DeVry Medical International, DeVry Brasil and Becker.  We made progress in DeVry University’s turnaround plan as enrollments improved sequentially during the March session.  And we continued to reduce costs while enhancing the quality of our programs.

As you know, our long-term strategy is to achieve superior academic outcomes, that always comes first and strong student outcomes drive our financial results as well.  Second, to grow and diversify our offerings and then to build the infrastructure and make targeted investments to drive long-term growth.  This strategy of quality, diversification and long-term thinking has positioned us well even given the challenging environment in US business and technology education.  But you know, given the times and the sense of urgency that we have as an organization, we are just incredibly focused on two priorities right now, turnaround and transform DeVry University and continue our growth through diversification.

Our four point plan to turnaround and transform DeVry University includes stabilizing enrolments and positioning the university for long-term growth, reducing our cost structure while maintaining and enhancing our service to students, regaining DeVry University’s technology edge and finally developing and supporting the team to execute the turnaround plan.

So point one, our enrollment strategy starts with enhancing our programmatic focus.  This means ensuring that our programs are designed to best meet the needs of our students and employers, and better communicate their value proposition to the market.  We’ve done a good job of managing and messaging at the University level, and we will improve our competitiveness by doing so at the programmatic level, and it’s starting to pay off.  For example, we are following this approach in our accounting program, and accounting has been doing relatively well for us lately, growing about 8% over the last twelve months.

Our normal strategies continue with optimizing our pricing, with the goals of increasing new students and encouraging persistence.  Even since we last spoke, the team has become more aggressive in this area.  So beginning in the July session, we are restructuring several elements of tuition pricing.  We are changing the number of credit hours a student must take per session to receive the full time discount from seven hours to eight, reallocating some of that to increase funding for other scholarship programs.  And we are implementing a new DeVry University fixed tuition promise.  We promise our students that their tuition rate will never increase as long as they are a student.  We are also finding ways to be more effective in our marketing and recruiting efforts.

The programmatic focus I mentioned will improve the efficiency and the effectiveness of our messaging.  Our marketing strategy is shifting toward more digital and social channel and optimizing our website and away from less effective inquiry vendors.  And we are starting to see some result of this shift already.  For the March session, inquiry conversion improved as we saw fewer but better quality enquiries and improved recruiting efficiency.

The second point in the turnaround in transformation plan is reducing our cost structure while maintaining and enhancing our service to students.  We are accelerating our efforts here, and we are now projecting that we will exceed our original goal.  Tim will provide more color on these reductions in a few minutes.

And third, we are rebuilding DeVry University’s technology edge.  For more than 80 years, DeVry University has been known for technology, and we believe we have a real opportunity to build on that legacy.  This means increasing the emphasis on technology in our programs.  So whether it’s a technology program itself, or accounting or marketing or other programs, students gains a technology edge that will help them in today’s technology-based careers.  We will also further embed technology in our campuses and our processes.  We’ve really ramped up mobile access to students for example.

The last point in the plan is developing and supporting the team to execute the strategy.  Last fall, when Dave Pauldine announced his upcoming retirement, DeVry University’s Board of Trustees launched a thorough internal and external search, and we recently announced that Rob Paul has been appointed the next President of the University.  As many of you know, Rob was previously DeVry University’s Head of Operations, and is currently the President of Carrington, and a key architect of its turnaround plan.  Carrington has made tremendous strides and expects to end the year producing positive operating income at the institutional level.  There’re a lot of similarities between what Rob’s been working on and what DeVry University needs right now, and we are looking forward to Rob’s leadership.

We are also putting in place a new organization structure to support the programmatic focus and to speed up decision making.  We’ve created four programmatic verticals, namely engineering and information sciences; undergraduate business; Keller Graduate School of Management; and finally health sciences, liberal and media arts.  Each vertical will have a focused team who will have responsibility for enrollment, program quality and successful student outcomes.

I have confidence in this plan and I have confidence in this team.  This is a management team that has faced challenging conditions and successfully led turnarounds before.  For example, back in fiscal 2005 and more recently at Carrington as well, I’m seeing an increased sense of urgency from the team as we focus on stabilizing enrollment and significantly reducing our cost structure.

Now, the second imperative is to continue our growth through diversification and to do so, we’ll continue to invest in our growing institutions, particularly in healthcare, professional and international education.

At Chamberlain College of Nursing, we delivered strong enrollment growth this quarter, particularly in our new masters and doctoral programs.  During the quarter, Chamberlain completed a partnership with Walgreens and this provides Chamberlain's family nurse practitioner students the opportunity to gain clinical experience at the clinics inside select Walgreens locations across the country.  We are excited to add Walgreens to our impressive list of healthcare partners.

We are also continuing to expand our Chamberlain programs and locations.  I am happy to report that we received approvals on our second location in Houston, which will open in fiscal 2015.  We’d previously targeted two to three new campus openings for fiscal 2015, and the good news is that there could be as many as four, pending approval.

Chamberlain also continues to exemplify our commitment to academic quality and we are proud to have partnered with the National League of Nursing on the NLN Chamberlain Center for the Advancement of the Science of Nursing Education.  Recently Chamberlain professor Dr. Nancy Scroggs was appointed to serve as the Scholar in Residence of the center and she will enhance NLN’s faculty development programs, promote research initiatives on nursing education.

Moving on to DeVry Medical International, I am pleased to report that our medical school graduates from American University of the Caribbean School of Medicine and Ross University School of Medicine earned more than a 1,000 residency positions at hospitals in the United States and Canada.  These residents of course, will now continue their training in such prestigious teaching hospitals as Georgetown University Hospital in Washington, DC, St. Joseph Mercy Hospital in Michigan and Rush-Copley Memorial Hospital in Illinois, among many others.  Many of our graduates plan to become primary care physicians, where society’s need is greatest.

Ross University School of Veterinary Medicine, we continue to make investments to support academic quality.  Dr. Arve Lee Willingham joined us as the first Director of our One Health Center for Zoonoses and Tropical Veterinary Medicine.  The center focuses on diseases affecting livestock production and public health, using the One Health approach, what that means is One Health involves attaining optimal health for people, animals and our environment.  We are really proud of the cutting-edge research opportunities that we are able to provide to our veterinary students.

At Carrington, as I mentioned, we are making good progress including bringing the two colleges together.  In early January, we announced that Carrington College California received conditional approval from its accreditor to add the campuses of Carrington College to its existing campus network pending successful site visits.  These site visits were completed in March and early April and we’ll keep you posted on the results.

What does this mean?  Well, academically, as one college, students will benefit from the unification of knowledge, experience, and talents of the faculty and program directors of both institutions.  Operationally, the combination will allow us to pool resources so Carrington can operate in a more efficient and effective manner.  In fact, Carrington has already merged its three home offices into one location.  So we are really excited about Carrington’s progress and on a comparable basis, we continue to deliver positive enrollment growth and improving economics.

Our diversification strategy is also paying off at our international and professional education segment.  DeVry Brasil’s revenues were up, with solid enrollment growth.  DeVry Brasil’s reputation is strong and growing.  During the quarter, one of our institutions, UNIFAVIP, received official notice that the Ministry of Education had granted the institution Centro Universitário status and that’s why we changed the name from Favip to UNIFAVIP.  This new status is really a marker of quality and enables us to meet student demand by offering programs and seats more quickly, including rolling out online programs.

Also during the quarter, we received approval to offer nine new degree programs across our DeVry Brasil institution.  These programs cover many high demand career fields, such as industrial, electrical, and environmental engineering, as well as building construction and business administration.  These programs will strengthen our offerings in engineering and enable several of our institutions to offer programs where they didn’t have a presence before.

We are very excited about the opportunities that exist for us in Brazil, both in these organic growth opportunities, as well as through our acquisition pipeline.  We believe we have a strong management team, strong acquisition integration playbook and a reputation as we “acquirer of choice” in northeast Brazil.

Turning to Becker Professional Education another exciting quarter, the AICPA began awarding National Elijah Watt Sells Awards in 2004 to top performers in the CPA exam.  And since that time, we’re very proud that over 90% of these honorees prepared with Becker’s CPA Review.  And we just learned that of the 2013 Watt Sells award winners, 51 of 55 were Becker students; that’s about 93%, so a little better than the long-term average.

So to summarize this second imperative, our diversification, our diversification in high growth career fields, degree levels and geographies continues to position us for long-term growth.  This strategy has driven year-over-year revenue growth at all of our healthcare international and professional institutions.

I will turn it over to Tim.  I just want to note that DeVry Education Group had a strong presence at the Sochi 2014 Olympic Winter Games, in our role as an official education partner of Team USA.  Nearly 150 Team USA student athletes are enrolled at DeVry University and Keller Graduate School of Management.  16 of them competed in the 2014 Olympic and Paralympics’ Winter Games.

After Westminster College in Utah who enrolls a lot of skiers, DeVry University had more athletes make the team than any other university.  Two, in fact we are taking classes while they competed at the Olympics, which really demonstrates the flexibility of our programs, and three of our students won a total of four medals.

Our athletes were able to share their personal stories about how they are earning their degrees while training and competing for the Olympics.  Not only did the media take notice, but so did the social media world, as well as our own students and alumni.  We believe this unique partnership can be transformational for DeVry Group’s brands and reputation.

I had an opportunity to personally meet some of these student athletes; they are amazing, and their hard work inspires us.  We hope their stories inspire others who struggle with balancing school and work priorities to see that you can indeed accomplish both.

So with that, let me turn it over to Tim.

TIM WIGGINS:
Thanks Daniel, good afternoon everyone.  Before, we get to the financial results; I’d like to take a few moments to discuss how we are thinking about cost reductions and their impact as a result of the structural changes underway at DeVry University.

Since the beginning of fiscal 2012, we’ve been intensely focused on driving out cost to offset the declines in enrollment.  So what’s different today?  We are taking a more aggressive approach.  We know that it’s still a difficult market and we don’t see signs of a large uptick in enrollments in the near future.  This means we have to size the university to this new reality.  It means we have to change the way we deliver services to our students.  We are taking a step back and asking “if we created DeVry University from scratch today, what would it look like?” How would we deliver services to students at a lower cost without comprising the quality experience?”

We’ve undertaken some long-term initiatives which not only reduce expenses, but can improve service quality, and these initiatives shift costs to a more variable model.  One example is the centralization of our colleague recruiting functions across DeVry Group Organization.  Another example is the move from multiple systems to a common CRM platform.  It’s a better system and easier to train our colleagues to use.  It improves our ability to support our students and we saved over a $1 million.

We’re focused on increasing our class sizes at the campuses to operate more efficiently, while preserving and enhancing the student learning experience.  We are also continuing to optimize our real estate footprint.  Since fiscal 2012, we’ve optimized over a dozen locations and currently we have five additional consolidations underway.  In addition, we’ve been able to realize additional savings from reduced headcount and finding ways to operate without filling open positions.

As we did last year, we’ve beaten our cost savings goal at our institutions and transition.  The key drivers include more efficient marketing, optimizing course scheduling to better utilize classrooms and managing open positions.  Therefore, we’ve increased the total cost savings target for our institutions in transition to at least a $100 million, up from $60 million initially planned in fiscal 2014.

I’ll now turn to our financial results.  In the third quarter of fiscal 2014, revenues from continuing operations were $496 million.  Year-to-date, revenue from continuing operations totaled $1.4 billion.  Year-to-date, all of our institutions have grown revenue except for DeVry University.  Finding growth in this environment is an impressive achievement.  If everything goes as planned, we expect the same result in the fourth quarter.  Year-to-date, revenues at our growing institutions increased nearly 17% to $612 million.  The increase was offset by a 14% decrease to $829 million in revenues at our institutions in transition.

Total third quarter costs at our growing institutions were $160 million, an increase of 22%.  These costs reflect new programs, campuses, and recent acquisitions in Brazil.  Total costs from continuing operations for the quarter were $427 million, about flat with last year.  For the nine months, costs excluding special items totaled $1.3 billion, up slightly from last year.  Investments in our growth institutions are running slightly higher than the cost reductions achieved at our institutions in transition.

We reported a net income of $55.5 million for the quarter and $97 million for the nine month period.  This resulted in earnings per share of $0.86 for the quarter and $1.49 year-to-date.  Net income from continuing operations was $56.8 million and earnings per share from continuing operations was $0.87.

Our effective income tax rate was 18.7% for the quarter and 16.9% year-to-date.  This rate was slightly higher than expected because of better performance from our US institutions.  We expect that our effective income tax rate from operations for the fourth quarter will be in the 17% to 18% range.

With that overview, let’s now shift to our operating segment results starting with the medical and healthcare segment.  Revenue of $205 million was up 17% in the third quarter.  Segment revenue is up nearly 14% over prior year in the first nine months, with strong enrollment growth at Chamberlain and DeVry Medical International.  Operating income for the medical and healthcare segment in the quarter was $46 million, representing an increase of 28% from the prior year, excluding special items.

During the first nine months, segment operating income grew 26%, excluding special items.  This is largely driven by solid growth in Chamberlain’s post licensure programs, and a continued narrowing of operating losses at Carrington.  It’s significant to note that this segment now accounts for nearly two-thirds of DeVry Group’s operating income.

Chamberlain new student enrollment grew almost 56% and total students grew more than 37%, reflecting strong demand for our Family Nurse Practitioner and Doctor of Nurse Practitioner degree program.

Carrington revenues grew 2% in the first nine months.  As expected, new students were below last year because of programs currently in teach-out.  Excluding our programs in teach-out, new students increased about 1% and total students increased nearly 8.5%.

Turning to the international and professional education segment, revenues of $51 million increased 10% in the quarter.  In the first nine months, segment revenue increased almost 15%.  At Becker, revenue grew nearly 5% and at DeVry Brasil, revenue increased 15% in the quarter.  The increase at DeVry Brasil was driven by organic growth and by the acquisition of UNIFAVIP.  New student enrollments increased nearly 20% and total students grew nearly 14%.  The segment income was $7 million, down $3 million, reflecting the recent acquisitions and investments to fuel future growth at DeVry Brasil.

And finally, within the business, technology and management segment, revenues were down 15% during the quarter and 16% for the first nine months.  This is the result of lower enrollments and lower undergraduate revenue per student, which was down about 1% in the quarter.  Lower revenue per student reflects the higher use of scholarships over the last several sessions.  New student enrollment continued to narrow its decline sequentially.  New students were down 2.5% in March, versus a decline of nearly 8% in January.  And while we are pleased by this improvement, we continue to operate in a choppy enrollment environment.  The segment generated operating income of nearly $23 million, compared to $35 million last year, excluding special items.

Now taking a look at the fourth quarter, we expect all of our institutions to grow revenue except DeVry University.  In fact, we expect to see modest revenue growth year-over-year for the first time since 2011.  We expect our operating costs to be down year-over-year, but up sequentially in the fourth quarter based on investments in our growth institutions to take advantage of their strong market position and to fuel future growth.

I’ll now turn the call over to Pat to talk more about our balance sheet and financial position. Pat.

PAT UNZICKER:
Thanks Tim, and good afternoon everyone.  I’ll start with noting that our bad debt rate continues to be one of the lowest among private sector colleges and universities.  Year-to-date bad debt as a percentage of revenue was about 2%, reflecting the value proposition of our programs and our team’s focus on student financial aid and the collections process.  Our net accounts receivable balance was $161 million, down 6% from the prior year as a result of lower revenues at DeVry University.

We’ve been working with our institutional leaders to more aggressively manage our capital spend.  And now, we expect capital spending for the fiscal year in the $70 million to $80 million range, which is lower than our original expectations.  Capital spending for the first nine months was $48 million, with more than two-thirds being deployed to our medical and healthcare and international institutions to drive future growth.

Cash flow from operations for the nine months was $261 million. Our cash and cash equivalents were $397 million at March 31, compared to $278 million a year ago.

Overall, our solid financial position and cash flow generation in the first nine months of this fiscal year gives DeVry Group the flexibility to reinvest in quality and growth in the fourth quarter and beyond.

Now, let me turn the call back over to Daniel.

DANIEL HAMBURGER:
Okay, thank you, Pat.  And to wrap up; we’re accelerating our efforts to improve DeVry Group’s performance.  We’re turning around and transforming DeVry University by looking at how we can better deliver quality academic outcomes and student service more efficiently.  I’m proud of the increased sense of urgency of our team, and believe our achievements this year will set us on the proper path for next year, fiscal 2015.  We know we have a lot of work to do.  But it did feel good to see Carrington’s progress in getting back in the black and DeVry University’s enrollment declines narrowing.

We’ll also continue to focus on investing in the expansion of our healthcare, professional and international institutions.  Our formula of quality plus diversification will continue to distinguish DeVry Group and will drive our future growth.  Diversification has really been key for us, with total enrollments across all DeVry Group institutions growing, 1.7% to over 120,000 degree-seeking students.

And just lastly, before we turn the call over to your questions, I’d like to thank my DeVry Group colleagues.  One of the key reasons I feel confident we’ll achieve our goals is their commitment to transforming DeVry University and to continuing to grow our other diversified institutions.

So now, we’re really eager to hear your thoughts and questions. Joan, I will turn it over to you to give the instructions?

JOAN WALTER:	Great. So Laura, if you could come on the line and give our callers the instructions on asking a question, we’d appreciate it.

Q&A

OPERATOR:
Certainly.  At this time, if you would like to ask a question, you may press “*” then “1” on your touchtone phone.  If you are using a speakerphone, please pick up your handset before pressing the keys.  If at any time, your question has been addressed, and you would like to withdraw your question, please press “*” then “2.”  At this time, we will pause momentarily to assemble a roster.

Our first question will come from Suzi Stein of Morgan Stanley.

SUZI STEIN:
Hi.  Can you just clarify what you're doing in terms of pricing in business, technology and management?  I don't know if I totally got that.  Also, what are your expectations of revenue per student when the discounts are fully loaded in the numbers?  And then, I guess finally on pricing, what are you seeing competitively?

DANIEL HAMBURGER:
Okay.  Let me see if we can unpack that a little bit.  What we're doing is we are taking a number of actions, and the first one is to take the number of credit hours that the students need to take in order to qualify for the first full time discount from seven hours to eight hours, okay.  And then that will be reinvesting some of…what that frees up in increased levels of scholarships for students.  At the same time what we’re doing is introducing the DeVry University fixed tuition promise.  So that’s the promise that, once your enroll at DeVry University your tuition won’t go up, It will go up on the next cohort after you, but it won’t go up for you.  So that’s some of the pricing work.  Everything there is geared around attracting new students and secondly, giving students incentives to persist and graduate.  And I’m really pleased the team has developed these new strategies very quickly.  We’ve got a set of work streams that are working with a real sense of urgency and put that whole pricing strategy together.  In terms of revenue per student, I think Pat you want to or Tim addresses that one?

PAT UNZICKER:	Sure, revenue per student in the quarter for DeVry University undergraduate is down about 1% and we…for the fourth quarter we expect it to be pretty consistent trends for the past couple.

SUZI STEIN:	What about longer term? How are you thinking about that number longer term … given the discounts that you’re offering?

PAT UNZICKER:
Sure, I think we’ll have some continued pressure in that 1% to 2% range.  You know, I think what we’re looking at is enhancing the value proposition.  We expect the programmatic focus will allow us to really target students better.  But in the meantime, we’ve been more aggressive with the pricing, so we see this kind of 1% to 2% pressure, and we hope at some point that the programmatic focus will allow us to stabilize that.  You know, we don’t see a need for it at this point, for wholesale changes in our pricing.

SUZI STEIN:	Okay. And then just in terms of what you're seeing competitively. Have you seen any response to your pricing competitively?

DANIEL HAMBURGER:
No, I can’t say that we have.  There’s so many colleges and universities out there Suzi, who would be in a competitive consideration set.  It’s very hard to draw a single trend on that.  Some other colleges and universities that I’d say we’d compete with.  I think here we’re talking about DeVry University have put through modest price increases, so and some others have reduced price.  So it’s not a clear trend.  But I’d say overall, the one thing that we are seeing among our students is we do understand that there are concerns about affordability.  And so, we are trying to respond to that, and listen to our students and offer them some of these mechanisms to help them afford their education, while the overall positioning of the university is in line with our strategy.  Our strategy is a quality positioning.  It’s about careers and care, and people realize that it takes resources to deliver those career outcomes and deliver that student support and care.  So it’s not a low price, you know, bargain based in kind of positioning.  So we like the positioning that we have and we’re just adding to the scholarship to enable…to help students out right now, while the economy is still a little but sluggish.

SUZI STEIN:	Great, thank you.

OPERATOR:	And the next question will come from Paul Ginocchio of Deutsche Bank.

PAUL GINOCCHIO:
Thanks.  Just maybe a question around the BTM margins, obviously, you've been taking costs out.  You mentioned earlier that you didn't expect any near-term pickup in new enrollment and obviously, you are doing some pricing initiatives.  I'm just wondering as you look out, if you are willing to comment on next year, do you continue to think you can be profitable in BTM and what would have to happen for you not to be profitable?  Thanks.

DANIEL HAMBURGER:
Paul, you know, we know for sure, just given the nature of the kind of institution that DeVry University is, that it takes 18 to 24 months from the time that the new student numbers go positive before we’ll see total enrollments.  So we anticipate declining revenues for DeVry University next year and that’s why you have seen us be substantially more aggressive in class.  We’ve been working on with the team on that, we’re ahead of where we started the year.  But it’s important given lower revenues next year that we continue to be aggressive in cost reductions, and that’s why you hear us talking about structural changes and taking a fresh look.  So our expectation is that we will maintain a positive segment margin for DeVry University and positive cash flow.  That means that we’ve got to be fairly aggressive on our cost actions as we go into next year, as we face lower revenues.

PAUL GINOCCHIO:
Great.  You talked about a pick-up in sort of the quality of your perspective students.  Can you just talk a little bit more about that, how you achieved that, how you are…you know, how it's happening? Thanks.

DANIEL HAMBURGER:
Sure, one example of that is for students to qualify for some of the scholarships that we were mentioning before, they need to have certain academic credentials coming into the universities in terms of their test results, GPA’s, those kinds of things.  So that’s one of the ways that we’re seeing a stronger student and that’s part of the strategy.

PAUL GINOCCHIO:
If I could just sneak in one more.  When you moved to the full-time discount from seven hours to eight hours, how many…what percentage of your student body does that impact, and are you expecting a weaker persistence as you push that through?  Thanks.

DANIEL HAMBURGER:
Sure, I don’t know the exact number that it impacts, but it’s not an insignificant number, and that’s something that we will be watching.  We have others, ins and outs on persistence, and I would say overall we are seeing improvement in persistence, we saw that this quarter.  And we expect to hold ourselves accountable for maintaining and even enhancing persistence a little bit, you know, that’s what I would be expecting.

TIM WIGGINS:
Paul, its Tim.  You know, one of the things that we talk a lot about is the scholarships and how we’ve increased the scholarship allocation, but a very important element in some of our programs for students, to help students with affordability.  The full time discount is a big one.  So we think we can be more effective by reallocating some of those dollars to other areas that we think will drive new students and persistence.  So after, you know, careful look at it, we felt that this was a right way to allocate or make more funds available, so that we can have a more immediate impact.

PAUL GINOCCHIO:	Thank you.

OPERATOR:	And the next question comes from Sara Gubins of Bank of America, Merrill Lynch.

SARA GUBINS:
Hi, thanks.  Good afternoon.  Practically speaking, what is the vertical structure around programs mean for the organization?  Is this a change in enrollment advisor responsibilities, professor responsibility or others?

DANIEL HAMBURGER:
Thanks Sara.  It’s really not at…for the professors, I mean they are already teaching in the vertical area or the programmatic area that they are in.  So it really wouldn’t have an impact there.  Well, and at this point not really with the admissions advisors.  It’s really having programmatically focused teams, who have academic responsibilities, marketing responsibilities, student service responsibilities and those teams are driving to make sure that every program is tailored to best be packaged and have the right content and have the right…other characteristics to meet the needs of the students.  They are just trying to serve, and the employers that it’s trying to serve.  And then secondly, to better communicate that value proposition program by program, somebody compared it the other day to this GEICO insurance.  Everybody knows GEICO does a great job.  But didn’t realize that they had boat insurance, they didn’t realize they had motorcycle insurance, they didn’t realize they had, you know, these particular kinds.  So it was like sort of like that, you know, DeVry University, but, you know, DeVry University accounting, you know, DeVry University…and that’s a good example, because, I think one of the best kept secrets is DeVry University is one of the largest enrollments of accounting students in the country and a lot of people don’t even realize that.  So that’s an example of you know, more programmatic focus we think will help us attract students and improve the conversion of students who are interested in those specific programs.

SARA GUBINS:
Okay great.  And then in terms of demand for DeVry University undergrad, it doesn’t sound like you are seeing or expecting much pick up in new student enrollment, but given the fairly modest declines in the March term, do you think we are at a point where we could start to see modest start growth or is demand just really not looking like we could get there?

DANIEL HAMBURGER:
Yes Sara, I know what you’re saying and I’d like to be able to report that, but we really can’t.  I think March enrollments were supported a bit by the carrier through a catalyst program we had.  We don’t have that in May and so, I like the overall trend line, but I think it’s going to be choppy around that line and I’d say it’s more likely to look like January than March.  In May, I think we’ll be able to offset some of that with better persistence, but it is still just a little bit challenging out there.  So you know, we are focusing on controlling what we can control and that turnaround plan that I talked about with some of those specific and focused and aggressive moves that the team is making around optimizing the pricing, optimizing the marketing recruiting, the programmatic focus and there’s several others.  Those are three of the big ones I highlighted, and that’s how we think we can improve our results.

SARA GUBINS:	Thank you.

OPERATOR:	And the next question is from Peter Appert of Piper Jaffray.

PETER APPERT:
Thanks.  Tim I was hoping you’d help us understand how you are thinking about the cost dynamics going forward here and I am specifically wondering about balancing the cutting you are doing at DeVry University with the incremental investment spend in the health related businesses.  Does it imply that maybe overall costs over the next year are flattish or are they up a little?

TIM WIGGINS:
Yes, so I think the challenge for us and for you, I think following us has been…it’s a complicated story, right.  You know, we have…we are resetting two of our institutions made great progress at Carrington, but at DeVry University we know we have to be more aggressive given the down enrollments.  The other side is that we have to play and make investments in these areas where we have good positioning and there’s a supply/demand imbalance and we are delivering good value to the students.  So that’s been a challenge for us, but we think it’s the right thing to do for the students and for our other constituent group shareholders is that you know, we are in DeVry Brasil, in Chamber and College of Nursing, you know, Daniel mentioned that we are hopeful that we can get an additional campus in next year.  We think it’s really important to try and articulate what we are doing and really make those investments where we think they will allow us to position ourselves and really capture some of this demand that’s out there.  So yes, I think you know we are not done rolling up our plan for next year, but kind of flattish.  You know, we’ve been seeing that the cost reductions aren’t quite off-putting the increases where we are making these investments.  We think it’s the right thing to do.  We’ll see how things kind of play out and have more to say about that on our next call.

PETER APPERT:
Could I ask it a slightly different way then?  So you’ve seen some pretty good margin progression in the health related units.  You’ve mentioned expectations at DeVry University stays positive next year.  I think that would imply overall margins should see some improvement going forward.  Is that fair?

DANIEL HAMBURGER:
Well, we think DeVry University….we are expecting kind of the mid to low single digits OI (Ph) margin, you know, low single digits was the last reported guidance.  We did a little better in the third quarter, but you know, they are going to have a lot of pressure to hold that, but we want to make sure that they maintain positive, so there’ll probably be some deterioration there.  You know our guiding principal for the other institutions where we can is to try not to have margin erosion that we try and keep our investments equal to the revenue growth, that’s the target.  Sometimes we will make decisions to let them spend a bit more if we have a good opportunity.  But again, we will have more on that on the next call.

PETER APPERT:
Thanks.  And then just quickly on Brazil, the various new program offerings, does that translate potentially into some faster growth over the next several quarters and can you talk about any incremental cost implications associated with that as you roll these things out?

DANIEL HAMBURGER:
Sure.  We are pleased to see the nine new programs and there is many more that are in the queue at the Ministry of Education there in Brazil for approval.  And we are pleased with that because that gives us more opportunity for organic growth, complementing the nice growth that we’ve seen through the successful acquisitions and successful integrations that we’ve done.  So yes, I think it does give us more opportunity for growth.  Be careful with the comparisons because you know, there is some acquisition in that number that you saw with UNIFAVIP in there, but yes, in general, I would say it does give us more opportunity for growth.

TIM WIGGINS:
Well, you know, DeVry Brasil, this has been a year, Peter, of making some retrenchment investments.  You know we’ve had significant growth and you can see it in their numbers.  So you know, we’ve made some conscious decisions, allowed them put some infrastructure in place to roll these acquisitions in.  So again, I think you know you will see them…those numbers kind of mitigate themselves and then we should have opportunity for additional growth next year as Daniel pointed out.

PETER APPERT:	Thank you.

OPERATOR:	And our next question is from Jeff Volshteyn of JP Morgan.

JEFF VOLSHTEYN:
Thank you for taking my question.  I wanted to follow-up on BTM margins.  So in the theoretical example, trying to do a sensitivity on the margin, what has to happen with enrollments within BTM for margin to be flat   or zero rather?

DANIEL HAMBURGER:	I’m not sure. Jeff are you saying you know, from ’14 to ’15 what would we have to do to have the segment margin stay flat?

JEFF VOLSHTEYN:	I am saying to run the breakeven business within BTM, what has to happen with enrollments?

TIM WIGGINS:
Well, I think it’s really what has to happen with costs.  You know, the enrollments, you know, the die is cast in many ways in terms of the 18 to 24 months it takes.  So you know, the real challenge for us is to be more structural in our cost adjustments and that’s what we are working on.  So, I think you know we will…as Dan mentioned, kind of this view that we see some choppy enrollments.  You know, we’ve seen improvements minus 2.5%, but really the trick is we go onto ’15 and maintaining positive segment margin as being more aggressive, being more structural in our cost reductions.  And we think that’s an opportunity as we look at this and kind of clean sheet of paper it, we see a number of opportunities where we can leverage technology and centralization and scale.  So I think it’s the right time to do that, but I think that’s really where our focus is.  You know, we are obviously working on pricing, programmatic focus.  We are working on things as Daniel said in his comments, to stabilize our enrollment and then position for growth.  I think those are all the right things to do, but my intention is 80% focused on the structural issues and driving the cost out.

JEFF VOLSHTEYN:
That’s helpful.  When I look at the fourth quarter, the margin for medical and healthcare segment, the comparable in the fourth quarter last year is rather difficult.  Do you expect the margin to stay positive in the fourth quarter?

TIM WIGGINS:	Margin to stay positive, in the medical and healthcare segment?

JEFF VOLSHTEYN:	Yes.

TIM WIGGINS:	Yes.

JEFF VOLSHTEYN:	Okay, one last question if I may. Can you compare the number of graduates in fiscal 2014 to the previous year?

TIM WIGGINS:
I think what…why don't we have Joan get back to you on that, you know, we don’t have that in the room with us today, but I think she can give you some idea of what’s happening there.  You are talking about DeVry University?

JEFF VOLSHTEYN:	Sure.

DANIEL HAMBURGER:	Yes, you know, a large number of students who have graduated from the university you mean?

JEFF VOLSHTEYN:	That’s correct.

DANIEL HAMBURGER:	Right, okay. Good we will give that.

JEFF VOLSHTEYN:	Thank you.

OPERATOR:	And our next question comes from Corey Greendale of First Analysis.

DAVID WARNER:	Good evening. This is David Warner for Corey. I just wanted to ask you about the fixed tuition promise that you mentioned. Is that an effective tuition freeze for all existing and new students?

TIM WIGGINS:	Yes, exactly.

DAVID WARNER:	Okay, but you could potentially raise, you know, price for new students, but that would just…you know, they would just be locked in. Is that…

DANIEL HAMBURGER:	Exactly, so it’s more of a cohort, the pricing model if you will, so that the next class coming in could see a price increase, but that would apply to them going forward.

DAVID WARNER:
Got it, okay.  And then just to delve in a little bit, I know you’ve answered quite a few questions about the cost reductions, but sort of the things you alluded to, centralization of back office functions, you know, increased class sizes, real estate rationalization, it seems to be…these are things that you’ve been doing and had some success with over the past few years in bringing down your cost structures.  So I am just wondering if there are…you know, how much room is left you know, to drive these additional costs out and if you don’t see stabilization and enrollment declines in the BTM segment, are you considering maybe more drastic changes to the learning model, moving more students online, experimenting with competency based, anything of that nature?

TIM WIGGINS:
Sure.  I would say, you know, we are closer to the drastic side.  You know, we are staring at the segment margin and we are intensely focused there, but I would say there is substantial room to do additional things when you kind of step back and change your paradigm.  So we think, you know, we have some scale, both from our campus and online.  We know our campuses are underutilized.  We know we do have a good product at the campuses, we see that in our net promoter score, so the trick for us is to step back and say, okay, given that we are so close to breakeven, it really have challenged all the teams to say you know, how do we work better, how do we collapse some of these structures internally, how do we capture the scale.  So I think we are in a position where we are taking a hard look at that competency basis on the drawing board.  You know, so I think all those issues are in front of us.  You know, the thing that really gives us confidence is we know that DeVry University has been profitable at these revenue levels in the past.  We see inside the four walls of the institution, good results for the students, we see that in their employment statistics, we see it in the net promoter score.  So, I think inside those we are thinking about those things in the light of how do we get these structural costs out.  I think is really where the kind of thinking that’s going on and we are making good progress there.  You can see it in our upping our savings target this year and we are aggressively working to drive the cost out for next year, so that we can maintain that positive margin.

DAVID WARNER:
Great.  And you mentioned, just to switch gears over to DeVry Brasil, you mentioned the new student number.  Obviously, it was a strong new student number, but there was some acquisition, you know, a recent acquisition, new students in there.  Can you give us an idea of maybe what the growth there is on maybe a same store basis, just looking at those institutions that, you know, have been in the portfolio for a year or more?

TIM WIGGINS:
Yes, so we had one acquisition this year where we haven’t fully anniversaried yet and that was the CG and both on a quarter as well as the nine months year-to-date it's added about not quite 100 basis points to overall DeVry Education Group revenue growth.

DANIEL HAMBURGER:
Okay, and the other color that I’ll give you on that one David is, remember in DeVry Brasil, you really only start students twice a year for the most part.  And so, this class that we are just reporting on is the bigger one and it tend to run…some of the programs have caps on them and it’s an annual cap on a calendar year basis.  And so, if we are able, if we have the demand from students and they qualify, you know, we will take them in that first class of the calendar year and that sometimes gives a little less room for the second class of the calendar year, which we will be reporting in the fall, our fall, the North American fall.  So that’s just something to keep in mind from that standpoint.

DAVID WARNER:	Okay, that’s great.

OPERATOR:	And the next question comes from Jeff Meuler of Baird.

JEFF MEULER:	Yes, thank you. Can you guys give us some sense of what Chamberlain profitability looks like, not just for the quarter, but just kind of on an ongoing you know, annualized basis?

TIM WIGGINS:	Chamberlain is in the 20%, you know the lower 20% range.

JEFF MEULER:	Operating margin, right?

TIM WIGGINS:	Yes.

JEFF MEULER:
Okay.  And then how are you guys thinking about a longer term…use whatever timeframe you want, but I am thinking like the three to five year timeframe in terms of the enrollment growth or revenue growth potential for Chamberlain?

DANIEL HAMBURGER:
We think that there’s a lot of opportunity for the Chamberlain College of Nursing because the demand is so great in the world of nursing, both at the pre licensure level, that is students going to get their registered nursing license for the first time in our campus-based BSN programs, and then also at the post licensure level for students maybe going from our end to a BSN or going on to a masters or doctoral level.  So sort of across the board, we think there is room for good, you said two to three, but maybe it’s going to be slightly more campuses per year for quite some time in our long range plan.  We kind of do a five-year strategic plan and enroll that every year and that continues to be the case and for that kind of a planning horizon at least.  And then again, on the post licensure online side as well, so very good prospects for the Chamberlain College of Nursing.

JEFF MEULER:	So when you roll all that together, I mean is 15% plus enrollment growth, you know, achievable for the next several years?

DANIEL HAMBURGER:
I think it probably is.  It’s hard for me to put an exact number on that for everyone, because we don’t generally you know, do that, but something along the lines which we’re talking about, I don’t think is out of the realm of possibility.

JEFF MEULER:
Okay.  And then just too cleanup for one of my fellow Jeff’s, Mr. Volshteyn last question.  I think there may have been some confusion.  In terms of the medical and healthcare Q4 operating margin, is it going to be up year-over-year?

DANIEL HAMBURGER:	Right, and by the way, I really appreciate the teamwork here.

JEFF MEULER:	You know we’ve just got to stick together. Hopefully, Mr. Silber will help me out one of these days.

DANIEL HAMBURGER:	Exactly.

TIM WIGGINS:	The answer is, yes.

DANIEL HAMBURGER:	And the answer is, yes.

JEFF MEULER:	Okay, thank you.

OPERATOR:	And next we have a question from Jeff Silber of BMO Capital Markets.

JEFF SILBER:	Alright, We hit the trifecta here.

DANIEL HAMBURGER:	Is it on cue Jeff. I think that’s…

JEFF SILBER:	You guys planned this.

DANIEL HAMBURGER:	No, I really do appreciate how you are all collectively with us, living one of our values. We call them the teach values and the first one is teamwork and communication. So thank you for that.

JEFF SILBER:	Alright, well, I am going to go off on my own solo on this one then

DANIEL HAMBURGER:	Oh, now that’s bad.

JEFF SILBER:
In the prepared remarks you talked about one of the changes would be increasing class size and I think that was just at DeVry University.  Could we just get a little bit more color on what that entails?

DANIEL HAMBURGER:
Yes, exactly.  That’s an example of how we can…people say, well gosh, you got to reduce cost while maintaining and even enhancing service to students, that’s hard to do.  Well, it is hard to do and that’s why we have a team that’s working very hard on doing that, but we are able to do it and this is a good example of it.  In that we sometimes have some class sizes that are kind of small, but if we can do a better job of scheduling and make sure that we take into account student preference and our efficiency at the same time, we can bundle some of the class sizes and put two smaller sections together and you get a bigger class size.  Now you save some teaching cost and delivered as good or maybe even a better student experience, learning experience at the same time.  And another way to do that is by deploying technology, including…and we’ve done this for a long time, but the technology is way better today, which is video conferencing technology.  And we’ve been using that at DeVry University campuses to have a shared section across multiple campuses, two or three campuses at the same time.  Say you take X at this campus, Y at this Campus and Z at that campus and add X, Y and Z together with one faculty member teaching, one combined section across three campuses and the feedback we are getting from students is very positive.  It feels good, it feels like a good learning experience, the academic outcomes are good and it’s just like you know, a live experience if the professor was in your classroom.  Sometimes we rotate and have the professor move around if some of those locations are within that distance.  So those are examples of how the class size can go up in some of those cases and improve our cost and improve our service as the same time.

JEFF SILBER:	So if we were to quantify that, roughly how much will average class sizes increase?

DANIEL HAMBURGER:
I think overall for the University, for FY15, it might be hard to measure that, meaningful on the needle.  But, you know, it could be significant in terms of the economic impact for us in the millions of dollars.

JEFF SILBER:
Okay, all right, that’s great, and then just one follow-up.  You talked about the cost reductions being at least $100 million.  Can we just set that framework; it’s a savings off of what base, and will that all be done by the end of the year, so we can kind of start fresh next year to quantify that or see the impact?

PAT UNZICKER:
Sure Jeff, this is Pat.  So to quantify that that cost savings specifically within our institutions in transaction, that’s DeVry University and Carrington Collages and that’s off the prior year fiscal base.  So meaning that FY’14 total expenses for those institutions would be $100 million lower than the previous fiscal year.

JEFF SILBER:	Okay, great. Thanks so much.

OPERATOR:	Next we have a question from Jerry Herman of Stifel.

JERRY HERMAN:	Thanks. Hi everybody. I was hoping that you guys would quantify the impact of the career catalyst scholarship, similarly to what you helped us with in the fall term?

DANIEL HAMBURGER:	What we do in the fall term? I’m getting older, I can’t remember.

JERRY HERMAN:
Well, you gave some framework about how you got flat with those…with that influence.  And what percentages of students actually were involved with that program in that period.  And again, I think you gave some rough numbers on what that exact impact was or percentage impact was?

JOAN WALTER:	How about I follow-up with you Jerry on that. I’ll try to get it before any follow-up call.

JERRY HERMAN:
Oh.  Okay.  And let me just ask a little bit of clarification on the fourth quarter.  Tim, you indicated that you would have revenue growth, your operating expense is down slightly but up sequentially…operating expense is down year-over-year, but up sequentially?

TIM WIGGINS:	Correct.

JERRY HERMAN:	And then did you go on to say to Peter’s question about next year that you are thinking about OpEx at flattish? Did I hear…that's sort of what you are thinking there?

TIM WIGGINS:	We said that we haven’t resolved that completely, it would be in the range of flat, it could be up a little bit, could be down a little bit. We haven’t rolled up the ’15 stuff yet.

JERRY HERMAN:
Okay.  And I know the environment has been very challenging here.  Daniel, question for you, you know, in 2012-2013, you talked about the period 2014 through 2016 being a period of recovery and growth.  I mean, is that getting pushed out in your mind clearly we are into that timeframe here, but it would appear to be pushing out?

DANIEL HAMBURGER:	Yes, I think that’s fair. That we are…you know, we are clearly about a year behind that, what we thought at that period of time.

JERRY HERMAN:	Okay great.

DANIEL HAMBURGER:
Yes, I do think that some of that…obviously not being alone in that, seeing half the colleges in the countries with negative enrolment growth, community college is down for three years in a row, and all colleges in the country down two years in a row.  You know, the number one driver is sort of the economy and the impact on consumer confidence.  And so, as that sort of dragged a little bit, and that’s impacted many of the students many of the students who we tend to serve at DeVry University as well.  Whereas, you can see it really hasn’t had that impact and you know, other institutions that we are operating in the same country…

COMPANY
REPRESENTATIVE:	Chamberlain College of Nursing…

DANIEL HAMBURGER:
They are seeing very different results with Medical or Brazil.  So, you know, we have kind of the same values, the same processes, and a lot of the same things happening yet a different result.  So that does sort of indicate to us that the macro picture has been the biggest driver of that push-out of the timeframe.

JERRY HERMAN:	Great, thanks. I appreciate it, I’ll turn it over.

OPERATOR:	The next question is from Trace Urdan of Wells Fargo.

TRACE URDAN:
Thanks very much.  So I appreciated a little kind of snapshot you gave us about the accounting program growth, Daniel.  And I wondered if you could…I am doubting I am going to get you to give me the rates by program offering.  But my question is that, you know, with a 2.5% decline in new student starts that would seem to imply that you've got a range across the programs in terms of what you are seeing.  And I would even venture to guess that maybe this volatility that you've described is probably concentrated on a smaller number of programs too.  And there may be some of those programs like, accounting, for example, where you maybe have a little bit more of a stable trend that you could point to.  So I wondered if you could…I won't even dare to ask for quantitative, but maybe you could just sort of qualitatively describe, particularly since you are now looking to organize around program offerings, maybe even by these four segments, like give us a picture of what you're seeing, that just gives us a little bit more context for trying to understand what's happening?

DANIEL HAMBURGER:
Yes, I get the question Trace, it’s an excellent one.  And you are right.  What’s a little different now from what we saw let’s say a year ago.  A year ago, while we were down, and we are down now granted; we were sort of just…everything was down.  So it was just red lights, we had this red/green report; this is red right down the page in every program.  Now there’s some green.  So, you know, there is much more variability than it was a year ago exactly as you had hypothesized, and I would say that there is more green on the business side.  So those two groups of undergraduate business and then Keller Graduate School of Management have more green than some of the Engineering Information Sciences, EIS as we call it area, some green within that too.  But technology did a little bit…was a little bit stronger.  I’m sorry, business was a little bit stronger than technology, and a good example in business was accounting as I mentioned, which I think represents our programmatic focus in the early stages.

TRACE URDAN:	Okay, and then related to that, are there any programs that are so constantly red that you think maybe you shouldn't be in those areas anymore and do you think…even think about it in those terms?
DANIEL HAMBURGER:
Yes, we do think about it in those terms, and I think we are increasingly…the sense of urgency has gone up.  I’m asking that question at the programmatic level, and that’s what the programmatic focus strategy is all about is to ask that question.  And yes, and we have retired programs in the past, and I think there maybe a few that could find themselves in that situation.  There could be also some other programs that may be have demand, kind of overall nationwide, but at any one geography, are not doing that well.  And so, we could continue to teach those online.  That’s one of the great advantages that we have of having a strong national footprint and high quality online on a nationwide basis, it gives us the ability to do that a little bit better than some other competitors might be able to do.  So thanks for that.

TRACE URDAN:
Okay and then…yes, if I could just squeeze one more in.  So Daniel, you talked about communication as being a big part of this reorganization.  And I am wondering if we might actually see some of your advertising communication change as a result of this programmatic focus.  Like for example, would you be potentially advertising and putting more dollars behind a, you know, DeVry accounting message relative to some other program?

DANIEL HAMBURGER:
Yes, that’s exactly right, Trace.  And I think you would see that kind of like GEICO, you know, all of a sudden you see a whole commercial about their motorcycle or their boat that you could see that.  And it’s not just advertising, it’s the whole approach, the way that you go reach out to the market and to the community for certain programs in health or health technology, you know, is maybe more feet on the street, you know, people going out to hospitals and speaking to the people that are relevant there.  It's a more focused audience.  And so using media would be a little bit inefficient.  Whereas, for other programs and business, you know, broad-based media will work a little bit better.  So it’s really much more targeted, more tailored approach to each programmatic area.

TRACE URDAN:	Great, thank you.

DANIEL HAMBURGER:	Thanks Trace.

JOAN WALTER:	Okay Laura, we have time for just one last question.

OPERATOR:	Okay. And that question will come from Tim Connor of William Blair.

TIM CONNOR:	Thanks. How are you thinking about pricing at your growing institutions?

DANIEL HAMBURGER:
I think there are opportunities for price increases in nursing and medical and veterinary medical at DeVry Brasil.  So yes, pretty much at all of those, particularly in nursing at the pre-licensure level, a little bit more than at the post-licensure level.  And I think that pretty much covers the waterfront there.

TIM CONNOR:
Okay, and then the career catalyst scholarship, I understand you're maybe scaling back the usage there.  But it looks like it drove significantly better starts in November and March than in the quarters in which you didn't have it fully marketed.  So I wanted to understand the, you know, the reasons for maybe pulling back a little bit on that and if you might revisit that at some point?

DANIEL HAMBURGER:
Sure, absolutely.  Well listen, our plan for year was to offer two, what we call, call to action events, one targeted to the September class and the other targeted at the March class.  And so we will analyze what happened in March and keep you posted on that.  We do plan to offer other scholarship programs each session, you know, with the goals of increasing new students and encouraging persistence.  And I’m really pleased how the team is moving more decisively here, like we talked about moving from the seven to the eight, reallocating some of that, to increase funding in other scholarships, implementing the fixed tuition promise.  And so, you know, these are strong moves, we are excited to see how they can help students better afford their education.  So as we move to into FY15, we will keep you updated on how that strategy is progressing.

TIM CONNOR:
Okay, thanks, and final one for me.  You know, given that Carrington new enrollment was up, you know, year-over-year excluding the teach-out campuses; is it too early to say that one's in…that segment is in recovery.  And then, also do you expect…when do you expect to see the cost savings seep through from the Carrington consolidation?

DANIEL HAMBURGER:
Yes, we are already starting to see some of that with the home office, there will be more, you know, pending the approval from our creditor there.  So it should be coming soon.  And yes, I think by the time, maybe even of our next call we will sort of take them out of turnaround mode.  I mean, I don’t want to take our foot off the gas here too soon, but yes, it’s clear that the turnaround plan has been effective, it’s working.  We are on the verge of moving it from turnaround mode to recovery mode.  I think that’s fair.  So thank you Tim for that and…

JOAN WALTER:	We are ready to wrap it up.

DANIEL HAMBURGER:
And we’ll wrap it up.  So with that, I would like to thank everyone for your questions.  And remind you that our next quarterly results call are scheduled for August 07, when we announce our Fiscal 2014 fourth quarter and year end results.  The summer goes by too quickly in Chicago.  So that will be here sooner than we know it.  But thank you all for your continued support of DeVry Education Group.

OPERATOR:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.